UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 20, 2006

3COM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-12867	94-2605794
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Campus Drive

Marlborough, Massachusetts

01752

(Address of Principal Executive Offices)

(Zip Code)

Registrant’s telephone number, including area code: (508) 323-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act
(17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
(17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement

3Com Corporation is filing this Current Report on Form 8-K to report entry into the following two material definitive agreements:

Stock Purchase Agreement with Huawei

On November 28, 2006, we announced that Huawei Technologies had accepted our bid to purchase Huawei’s 49%

interest in our joint venture, Huawei-3Com, or H3C, for $882 million. Huawei’s acceptance of our bid was the result of the bid process in the existing Shareholders' Agreement we have with Huawei. Because the Shareholders'

Agreement does not provide substantive mechanics for closing a transaction that results from the bid process, the parties agreed to negotiate a stock purchase agreement to cover certain matters that govern the sale. Accordingly, on

December 22, 2006 we entered into a Stock Purchase Agreement with Huawei providing for, among other things,

(1)	basic representations and warranties;
(2)	specification of required closing deliverables, including the resignation of
Huawei-designated board members on H3C's board;
(3)	an agreement to share equally certain taxes on the sale and to otherwise have each party pay its own fees and expenses;
(4)	specification of the conditions to closing, including required PRC government approvals; and
(5)	an agreement on when closing will occur after receipt of all required government approvals.

The foregoing summary is qualified in its entirety by the full text of the Stock Purchase Agreement, attached hereto as Exhibit 10.1.

Commitment Letter for Senior Secured Loan

Summary. On December 20, 2006, 3Com Technologies, a subsidiary of 3Com Corporation and the 51% owner of H3C, entered into a commitment letter with Goldman Sachs Credit Partners L.P., or GSCP, for a senior secured credit facility of up to $500 million (the “Commitment Letter”). Subject to the terms and conditions of the Commitment Letter, GSCP committed to provide up to $500 million of financing for 3Com Technologies’ acquisition (the “Acquisition”) of the remaining 49% of H3C that it does not currently own. GSCP has agreed to use commercially reasonable efforts to close on six business days’ notice, provided all closing conditions have been met. 3Com Technologies has appointed GSCP as sole lead arranger, sole bookrunner and sole syndication agent in connection with the loan financing. While GSCP’s commitment is not contingent on syndication of the loan, it is the parties’ intent to syndicate primarily in the Hong Kong loan market to other lenders in addition to GSCP. The borrower is currently anticipated to be a newly-created entity that is wholly-owned by 3Com Technologies and whose principal asset will consist of 100% of the shares of H3C. GSCP’s commitment and the funding of the loan are subject to conditions, the material ones of which are summarized below. An affiliate of GSCP acted as our financial advisor in connection with the Acquisition and will receive customary fees in connection therewith.

Set forth below is a summary of the material terms of the commitment and the material terms of the loan to which the commitment refers. The loan terms are subject to changes made by mutual agreement of the parties.

Basic Terms; Fees.

The senior secured credit facility (the “Senior Facility”) described in the Commitment Letter consists of a term loan facility of up to $500 million. The borrower will pay fees customary for transactions of this type, including certain fees payable only if certain conditions are not met by the time of funding.

Principal; Prepayments. The Senior Facility will mature five and a half years following the closing and will amortize on the following schedule:

Year after Closing Date	Amortization Percentage
0.5	7.50%
1.5	15%
2.5	15%
3.5	20%
4.5	20%
5.5	22.50%

The Senior Facility may be prepaid in whole or in part without premium or penalty. The Senior Facility will be subject to certain mandatory prepayments, which will include (i) prepayments from proceeds of sales of property and assets of the borrower and its subsidiaries, excluding sales of inventory in the ordinary course and other exceptions to be agreed, (ii) prepayments from certain insurance proceeds, (iii) prepayments from proceeds of equity offerings or debt incurrence of the borrower and its subsidiaries, (iv) prepayments in an amount equal to a percentage of “excess cash flow” of the borrower and its subsidiaries, as such term is agreed to by the parties. The parties will agree on certain baskets and exceptions to the foregoing.

Interest. All amounts outstanding under the Senior Facility will bear interest, at the borrower’s option, at the (i) LIBOR, or (ii) Base Rate (i.e., prime rate), in each case plus the applicable percentage set forth in the grid set forth below, which is based on a “leverage ratio” of consolidated indebtedness of the borrower and its subsidiaries to EBITDA (calculated to exclude certain one-time nonrecurring charges and with such additional adjustments as agreed among the parties) for the relevant twelve-month period:

Leverage Ratio	LIBOR +	Base Rate +
> 3.0:1.0	2.25%	1.25%
< 3.0 but > 2.0:1.0	2.00%	1.00%
< 2.0:1.0	1.75%	0.75%

A default rate shall apply on all obligations in the event of default under the Senior Facility at a rate per annum of 2% above the applicable interest rate. Interest shall be payable on a semi-annual basis.

Note that the foregoing interest terms represent indicative pricing; final terms will be as set forth in a definitive agreement among the parties.

Guarantees. Subject to compliance with financial assistance and other applicable corporate benefit rules and regulations, H3C and all other existing and future subsidiaries of the borrower (outside of the PRC) will guarantee all obligations under the Senior Facility and shall be referred to as “Guarantors.” Additionally, only if required by GSCP to the extent and for so long as 3Com has not reasonably satisfied conditions relating to corporate and cash flow structure, certain parents of the borrower, including 3Com Technologies and 3Com Corporation, shall also guarantee all obligations under the Senior Facility; these entities shall be referred to as “Parent Guarantors” and shall not be considered “Guarantors.”

Security. The Senior Facility, each guarantee of the Guarantors and any interest rate or currency hedging obligations of the borrower owed to a lender or its affiliates will be secured by (1) first priority security interests in all assets of the borrower and the Guarantors and (2) a first priority security interest in 100% of the capital stock of the borrower and, to the extent permitted by law, each subsidiary of the borrower and (3) all inter-company debt.

Covenants. The Senior Facility will contain such financial, affirmative and negative covenants by the borrower and its subsidiaries as are usual and customary for financings of this kind, including, without limitation: (1) financial covenants covering minimum debt service coverage, minimum interest coverage, maximum capital expenditures and a maximum total leverage ratio and (2) negative covenants restricting, among other things, (i) the incurrence of indebtedness by the borrower and its subsidiaries (subject to certain exceptions), (ii) the making of dividends and distributions and (iii) investments, mergers and acquisitions and sales of assets. In each case, exceptions and baskets will be as mutually agreed upon.

Events of Default. The Senior Facility will include such events of default (and, as appropriate, grace periods) as are usual and customary for financings of this kind.

Other provisions. The loan documents will contain customary representations and warranties. Pursuant to the Commitment Letter, 3Com Technologies has agreed to indemnify and hold harmless GSCP and its affiliates from any losses, liabilities, claims, damages or expenses arising out of or in connection with the Senior Facility, among other things.

Conditions to Commitment and Funding; Termination.

GSCP’s commitment is subject, in its reasonable discretion, to certain conditions, including the following:

(i)	no material adverse change or new material and adverse information;

(ii)	no market disruptions generally, or in the loan market specifically, which materially impair, or would reasonably be likely to materially impair, a successful loan syndication;

(iii)	appropriate loan and closing documentation and accurate representations and warranties;

(iv)	contribution of necessary 3Com cash balances to fund the remainder of the purchase price for the Acquisition;

(v)	satisfaction by the borrower and its subsidiaries of a maximum leverage ratio at closing;

(vi)	reasonable satisfaction with results of final due diligence efforts and relevant tax, legal, regulatory and other related issues; and

(vii)	reasonable satisfaction with the corporate structure and the flow of cash of the borrower and its subsidiaries.

GSCP’s commitments will terminate upon the first to occur of (i) the consummation of the Acquisition, (ii) the abandonment of or termination of the definitive documentation for the Acquisition, (iii) a material breach by 3Com Technologies under the Commitment

Letter and (iv) March 30, 2007 (which date shall be automatically extended up to May 31, 2007 to the extent the Acquisition has not closed prior to such date solely due to not having obtained required regulatory approvals from the People’s Republic of China).

Agreement Not to Issue Other Debt Prior to End of Syndication. To facilitate syndication of the Senior Facility, 3Com has agreed that, until the earlier of successful completion of syndication (as determined by GSCP) and 90 days following the date of initial funding under the Senior Facility, neither 3Com Corporation nor 3Com Technologies (for so long as they are Parent Guarantors) will, and 3Com Technologies will use commercially reasonable efforts to obtain contractual undertakings from H3C that it will not, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt facility or debt security, without the prior written consent of GSCP.

It should be noted that the foregoing terms are subject to change based on the agreement of the parties at the time they enter into definitive documentation for the Senior Facility, if such documentation is executed.

Safe Harbor

This Form 8-K contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including forward-looking statements regarding (1) our agreement to purchase a 49% equity interest in our H3C joint venture, required approvals and closing matters and (2) our Commitment Letter with GSCP and related credit facility matters, including our intent to syndicate and close the financing. These statements are neither promises nor guarantees, but involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including, without limitation, risks relating to: our ability to obtain Chinese government approval of the transaction; our ability to syndicate and consummate the loan financing that is the subject of the Commitment Letter on terms favorable to us; and other risks detailed in the our filings with the SEC, including those discussed in our quarterly report filed with the SEC on Form 10-Q for the quarter ended September 1, 2006. 3Com Corporation does not intend, and disclaims any obligation, to update any forward-looking information contained in this Form 8-K or with respect to the announcements described herein.

ITEM 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

10.1	Stock Purchase Agreement by and between Shenzhen Huawei
Investment & Holding Co., Ltd. and 3Com Technologies,
dated as of December 22, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

3COM CORPORATION

Date: December 27, 2006	By:	/S/ NEAL D. GOLDMAN
Neal D. Goldman Chief Administrative and Legal Officer and Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Stock Purchase Agreement by and between Shenzhen Huawei
Investment & Holding Co., Ltd. and 3Com Technologies,
dated as of December 22, 2006.